                                                                     EXHIBIT 1.a


================================================================================
                              ONEOK FINANCIAL NEWS
================================================================================

                    ONEOK, INC. WELDON WATSON, (918) 588-7158
                                 P.O. BOX 871
                    TULSA, OK 74102-0871  FEBRUARY 27, 1998




                          ONEOK ACQUIRES A PORTION OF
                      OXY RESERVES IN OKLAHOMA AND KANSAS
                      -----------------------------------



       TULSA, Oklahoma -- ONEOK, Inc., announced today its wholly owned subsidiary, ONEOK Resources Company, has signed a definitive agreement with OXY USA, Inc., to purchase some of its natural gas and oil reserves in Oklahoma and Kansas outside the Hugoton field for approximately $135 million before adjustments.

       The acquisition includes more than 400 wells located in both states. Net production is approximately 30 million cubic feet of gas per day and 400 barrels of oil per day. The properties have lower-risk development potential for increased reserves.

       The acquisition includes a gas sweetening plant located in the Aledo Field in Oklahoma that will generate additional revenues and provide attractive income potential.

       ONEOK's previous reserve acquisitions have been concentrated in Oklahoma. This includes a significant move to own reserves in Kansas where ONEOK recently acquired Kansas Gas Service, a gas distribution company serving two-thirds of the state of Kansas.

       David Kyle, president and chief operating officer of ONEOK, Inc., said, "This acquisition is consistent with our strategy of focusing reserve ownership close to our business operations, including natural gas distribution, marketing, processing, and transmission and storage."

       Kyle added, "This transaction will be accretive to earnings and based on current projected reserves will almost double ONEOK's oil and gas reserve base."

       ONEOK, Inc. (NYSE: OKE), is engaged in intrastate natural gas distribution and transmission, gas processing, gas marketing and oil and gas production. ONEOK has approximately 31 million shares of common stock outstanding.





                                     ###

                                      4

Information is available on the Internet World Wide Web at http://www.oneok.com